Exhibit 5.1

2000 Pennsylvania Ave., NW Washington, D.C. 20006-1888 Telephone: 202.887.1500 Facsimile: 202.887.0763 www.mofo.com morrison & foerster llp

beijing, berlin, brussels, denver,
hong kong, london, los angeles,
new york, northern virginia,
palo alto, sacramento, san diego,
san francisco, shanghai, singapore,
tokyo, washington, d.c.

May 12, 2015

AmpliPhi Biosciences Corporation
800 Leigh Street, Suite 209

Richmond, Virginia 23219

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 152,554,535 shares (the “Shares”) of your common stock, par value $0.01 per share (“Common Stock”), being offered by the selling stockholders identified in the Registration Statement, which consist of 78,787,880 shares of Common Stock that were issued pursuant to a subscription agreement, dated as of March 10, 2015 (the “March 2015 Shares”), and 24,424,244 shares of Common Stock (the “Warrant Shares”) underlying the exercise of warrants (the “Warrants”), 19,696,971 of which are underlying Warrants that were issued pursuant to the subscription agreement and 4,727,273 of which are underlying Warrants that were issued to the placement agents in connection with the completion of the March 2015 private placement, 24,000,000 shares of Common Stock previously issued to Intrexon Corporation in connection with the Exclusive Channel Collaboration in March 2013 (the “Intrexon Shares”) and 25,342,411 shares of Common Stock previously issued to Dr. Anthony Smithyman and his affiliates in connection with our acquisition of SPH in November 2012 (the “SPH Shares” and, together with the March 2015 Shares and the Intrexon Shares, the “Existing Shares”).

In connection with this opinion, we have examined the Company’s Amended and Restated Articles of Incorporation, the Company’s Amended and Restated Bylaws and such other corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We have assumed in such examination the genuineness of all signatures and authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In rendering our opinion with respect to the Warrant Shares, we have assumed that all actions by the Company’s Board of Directors and shareholders necessary to effect a Capital Event (as defined in the Warrants) will be taken in accordance with the terms of the Warrants and that the Capital Event will be duly authorized and validly completed. Insofar as the opinions expressed above relate to or are dependent upon the matters governed by the laws of the State of Washington, we have relied, without independent investigation, upon the opinion of K&L Gates LLP.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Existing Shares have been validly issued, fully paid and nonassessable and that the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP
MORRISON & FOERSTER LLP